                                                                   EXHIBIT 10.12



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") dated and effective as of this 17th day of February, 2000, is made between

IMAX  LTD.
a corporation organized
under the laws of Ontario
(hereinafter referred to as the "Company")


                                                               OF THE FIRST PART

And

IMAX CORPORATION
a corporation organized
under the laws of Canada
(Imax Corporation, together with all its subsidiaries and affiliates are hereinafter referred to as "Imax")

                                                              OF THE SECOND PART

And

RICHARD INTRATOR
of the County of Westchester in the
State of New York
(hereinafter referred to as the "Employee")

                                                               OF THE THIRD PART


         WHEREAS, the Company wishes to enter into this Agreement to engage the Employee to provide services to the Company, and the Employee wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;

         AND WHEREAS, the Employee is engaged to provide services to the Company as its President, Imax Enterprises / Executive Vice President, Imax Ltd.,

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:


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                                      -2-


         EMPLOYMENT AND DUTIES

1.1 Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as President, Imax Enterprises / Executive Vice President, Imax Ltd., upon the terms and conditions herein contained. The Employee's primary responsibilities shall be to organize and manage the corporate strategy and development function, and to perform such other duties commensurate with his position with the Company as are reasonably designated by the Co-Chief Executive Officers of the Company. Such duties shall include, but shall not be limited to: (i) defining appropriate goals and approaches for achieving strategic corporate objectives as well as executing transactions in furtherance of goals, all as generally articulated by the Co-Chief Executive Officers; and (ii) fulfilling the objectives outlined in the Josara Agreement (as defined in Section 2.4 herein). It is expected that specific assignments will include such items as: (i) overseeing significant merger and acquisition activity, (ii) digital/internet strategies and transactions, (iii) financial engineering, restructuring and management oversight with respect to select portfolio businesses (i.e. Imax Theater Co., Mainframe Entertainment, Inc.), and
(iv) aiding in administration of overall Company where/if needed. The Employee agrees to serve the Company faithfully and to the best of his ability under the direction of the Co-Chief Executive Officers of the Company. The Employee shall report to the Co-Chief Executive Officers of the Company on all of his material activities.

1.2 Exclusive Services. Except as may otherwise be approved in advance by the Co-Chief Executive Officers of the Company, the Employee shall devote his full working time throughout the Employment Term (as defined in Section 1.3) to the services required of him hereunder. The Employee shall render his services exclusively to the Company and its subsidiaries and affiliates during the Employment Term, and shall use his best efforts, judgement and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. The Company acknowledges that current and proposed board memberships held by the Employee, as enumerated on Schedule A (attached hereto), may continue, and additional charitable activities may be undertaken which do not interfere with Employee's business activities, unless future conflicts of interest develop.

1.3 Term of Employment. The Employee's employment under this Agreement shall commence on the date hereof (the "Commencement Date") and shall terminate (unless otherwise extended by the parties) on the earlier of (i) the third anniversary of the Commencement Date, or (ii) termination of the Employee's employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on the third anniversary of the Commencement Date or such later date to which the term of the Employee's employment under this Agreement shall have been extended is hereinafter referred to as the "Employment Term." Notwithstanding the above, the Company shall provide Employee with three
(3) months notice prior to the end of the Employment Term if it intends to negotiate an extension to this Agreement.

1.4 Place of Employment. During the Employment Term the Employee will, subject to work-related travel, principally work at the Company's offices in New York City and, as




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                                      -3-

reasonably requested or as reasonably required by circumstance, at the offices of the Company in Los Angeles and Mississauga.

1.5 Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfilment of his duties hereunder in accordance with Company practices for senior executives consistently applied.

2.       COMPENSATION

2.1 Base Salary. During his employment under this Agreement, the Employee shall be paid an annual base salary ("Base Salary") of no less than US$350,000. Effective on the first anniversary of the Commencement Date, the Employee's Base Salary shall be increased to US$375,000. Effective on the second anniversary of the Commencement Date, the Employee's Base Salary shall be increased to US$400,000. The Employee shall be paid no less frequently than monthly in accordance with the Company's payroll practices.

2.2 Bonus. In addition to the Base Salary, during the Employment Term the Employee shall be entitled to participate in the management bonus plan of the Company which applies to senior executives of the Company. The Employee will be eligible, subject to the terms of the plan, to receive a bonus (the "Management Bonus") of up to 50% of the Base Salary for the applicable year, which is normally paid in February of each year. Notwithstanding the foregoing, the Employee shall receive a minimum bonus of US$150,000 (the "Minimum Bonus Amount") in each year of the Employment Term. In addition, the Employee will be entitled to an additional performance bonus, determined at Imax's sole discretion and based upon excellent performance, of up to US$150,000 for each year of the Employment Term. The Employee acknowledges that the said bonus plans may be changed from time to time by the Company without notice to or any requirement to obtain the consent of the Employee and without the Employee having any claim against the Company with respect to any changes thereto, except that the Employee's Minimum Bonus Amount shall not change. Following any changes to the said plans, the Employee will be given notice of the changes in the same manner as are other employees of the Company of the Employee's stature. Any annual bonus will be pro-rated for any part calendar year of employment hereunder.

2.3      Stock Options.

2.3.1. Effective on or as soon as is practicable after the Commencement Date, the Employee shall be granted non-qualified options (the "Options") to purchase 300,000 shares of common stock of Imax Corporation (the "Common Shares"), at an exercise price per Common Share equal to the Fair Market Value on the grant date, as defined in Imax Corporation's Stock Option Plan (the "Option Plan"). Thirty-three and one third percent (33 1/3%) of the Options shall vest and become exercisable on each of the first three (3) anniversary dates of the Commencement Date. The Options granted hereunder shall be subject to the terms and conditions of the Option Plan and the stock option agreement (the "Option Agreement") to be entered into between the Company and the Employee as of the Commencement Date pursuant to, and in accordance with, the terms of the Option Plan. A copy of the Option Agreement is contained in Schedule B (attached hereto).

2.3.2 Notwithstanding anything provided herein (or in the Option Plan) to the contrary, all of the Employee's Options, together with any additional options granted to the Employee under the Option Plan, including those which are not yet exercisable, shall become immediately exercisable in the event of both of (a) a change of control of the Company (a "Change of Control") (i.e. any person, or group of persons acting in concert, other than Bradley J. Wechsler and Richard
L. Gelfond, acquiring greater than fifty percent (50%) of the outstanding common shares of Imax Corporation, whether by direct of indirect acquisition or as a result of a merger, reorganization or sale of substantially all of the assets of Imax Corporation) and (b) the occurrence of one or more of the following: (i) Bradley J. Wechsler and Richard L. Gelfond cease to be Co-Chief Executive Officers of the Company; (ii) the Employee's termination from the Company Without Cause; (iii) the diminution of the Employee's title and/or responsibilities; (iv) the Employee is asked to relocate more than twenty-five
(25) miles from his existing offices; or (v) any other material breach of this Agreement. The Options shall in all other respects be governed pursuant to, and in accordance with, the terms of the Option Plan.

2.3.3 Notwithstanding anything provided herein to the contrary, if the Employee is terminated Without Cause (as herein defined) (unless such termination Without Cause is pursuant to a Change of Control, in which case Employee's Options shall be governed pursuant to Section 2.3.2 herein) at any time prior to the first anniversary of the Commencement Date (the "First Commencement Anniversary"), all of the Employee's Options which would have vested on the First Commencement Anniversary had the Employee not been terminated Without Cause shall, notwithstanding such termination Without Cause, vest and become immediately exercisable on the First Commencement Anniversary. Upon a termination Without Cause, all Options that have vested, including those vesting in accordance with the terms contained in this section, shall remain exercisable for a period of one (1) year from the date of the termination Without Cause. This provision shall not apply to a resignation or termination with Cause. The Options shall in all other respects be governed pursuant to, and in accordance with, the terms of the Option Plan.

2.4 Josara Agreement. The agreement between Imax Ltd and The Josara Companies, Inc. ("Josara") dated June 15, 1999, including the July 19, 1999 Indemnification Agreement (the "Indemnification Agreement") attached thereto (collectively, the "Josara Agreement") is hereby terminated (including expressly all post-termination provisions and covenants, though the Indemnification Agreement shall remain in effect for all claims accruing prior to the date hereof), except as expressly provided in this Agreement. The monthly fee (the "Retainer") outlined in the Josara Agreement shall cease to be paid beginning on the date hereof, with Josara entitled to payment of the entire pro rata portion of the Retainer accrued up to the date hereof (the total Retainer paid to Josara by the Company, including the payment made upon execution of the Josara Agreement, shall herein be referred to as the "Total Paid Retainer"). Notwithstanding the above, the Company shall be obligated to pay to Josara the transaction fee (the "Transaction Fee") as defined in the Josara Agreement if Employee meets all of the


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                                      -5-

criteria required of Josara for payment of the Transaction Fee enumerated in the third and fourth full paragraphs, second page of the Josara Agreement, which is hereby incorporated herein in full, with the term "Josara" being replaced with the term "Employee" and "this engagement" being replaced with "the Employment Term") ; provided however, that the Transaction Fee shall ultimately be credited against and reduced by (i) the Total Paid Retainer; and (ii) $15,000 multiplied by each month during the Employment Term beginning on the date hereof and ending on the date of the Transaction Fee is earned pursuant to the terms of the Josara Agreement.

2.5 Attorneys Fees. The Company agrees to pay the Employee's legal fees in connection with this Agreement, up to a total of $5,000, payable directly to Employee's attorney upon execution of the Agreement.

3.       EMPLOYEE BENEFITS

3.1 General. The Employee shall, during the Employment Term, receive employee benefits including vacation time, medical benefits, disability and life insurance, all at least consistent with those established by the Company for its other key employees at a level commensurate with that of the Employee. Without limitation, however, the Employee shall be entitled to the following benefits:

         (i) four (4) weeks' paid vacation in each year of the Employment Term; and
         (ii)     car allowance of $700 per month; and
         (iii) standard medical benefits available to US employees of the Company.

4.       TERMINATION OF EMPLOYMENT

         Definitions. As used in this Article 4, the following terms have the following meanings:

(a) "Termination Payment" means each of the following amounts to the extent that such amounts are due to be paid to and including the date upon which the Employee's employment is terminated: (i) Base Salary, (ii) unreimbursed business expenses as outlined in Section 1.5, (iii) any amounts to be paid pursuant to the terms of any benefit plans of the Company in which the Employee participates or pursuant to any policies of the Company applicable to the Employee; (iv) any outstanding vacation pay calculated up to and including such date; and (v) pro-rated portion of the Minimum Bonus Amount.

(b) "Without Cause" means termination of the Employee's employment by the Company other than for Cause (as defined in Section 4.3), death or disability (as set forth in Section 5).

4.1      Termination Without Cause



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                                      -6-

4.1.1 General. Subject to the provisions of Sections 4.1.2, 4.1.3 and 6, if, prior to the expiration of the Employment Term, the Employee's employment is terminated by the Company Without Cause, the Company shall pay the Termination Payment then due to be paid within 30 days of the date of termination and shall continue to pay the Employee the Base Salary and the Minimum Bonus Amount for the entire remainder of the Employment Term, (such period being referred to hereinafter as the "Severance Period"), either at such intervals as the same would have been paid had the Employee remained in the active service of the Company, or, at the option of the Company, by immediate payment to the Employee of the remaining Base Salary and Minimum Bonus Amount which would be payable during the Severance Period. Upon such termination, the Employee shall also be entitled to continue to receive his employee benefits referred to in Section 3.1 at the Company's expense (to the extent paid for by the Company as at the date of termination).

The Employee agrees that the Company may deduct from any payment of Base Salary and Minimum Bonus Amount to be made during the Severance Period the benefit plan contributions which are to be made by the Employee during the Severance Period in accordance with the terms of all benefit plans. The Employee shall have no further right to receive any other compensation or benefits after such termination of employment except as are necessary under the terms of the employee benefit plans or programs of the Company or as required by applicable law. Payment of Base Salary and Minimum Bonus Amount and the continuation of the aforementioned employee benefits during the Severance Period as outlined above shall be deemed to include all termination and severance pay to which the Employee is entitled pursuant to applicable statute law and common law. The date of termination of employment Without Cause shall be the date specified in a written notice of termination to the Employee and does not include the Severance Period.

4.1.2 Fair and Reasonable. The parties confirm that notice and pay in lieu of notice provisions contained in Subsection 4.1.1 are fair and reasonable and the parties agree that upon any termination of this Agreement Without Cause, the Employee shall have no action, cause of action, claim or demand against the Company or Imax or any other person as a consequence of such termination other than to enforce Section 4.1.1, the Option Agreement (consistent with the Option Plan and Section 2.3.3 herein) or any applicable employee benefit plan.

4.1.3 Conditions Applicable to the Severance Period. If, during the Severance Period, the Employee breaches his obligations under Article 7 of this Agreement, the Company may, upon written notice to the Employee, terminate the Severance Period and cease to make any further payments or provide further benefits as described in Section 4.1.1.

4.2 Termination for Cause; Resignation. At any time prior to the expiration of the Employment Term the Employee's employment may be terminated by the Company upon written notice for Cause. If, prior to the expiration of the Employment Term, the Employee's employment is terminated by the Company for Cause, or the Employee resigns from his employment hereunder, the Employee shall only be paid, within 15 days of the date of such termination or resignation, the Termination Payment, then due to be paid. The Employee shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee


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                                      -7-

benefit plans or programs of the Company. The date of termination for Cause shall be the date specified in a written notice of termination to the Employee (or the date immediately after any applicable cure periods), which notice shall set forth the basis for the termination. The date of resignation shall be thirty
(30) days following the date or receipt of notice of resignation from the Employee to the Company.

4.3 Cause. Termination for "Cause" shall mean termination of the Employee's employment because of:

         (i) the cessation of the Employee's ability to work legally in the United States other than for reasons not within the Employee's reasonable control;

         (ii) any act or omission that constitutes a material breach by the Employee of any of his material obligations under this Agreement, which is not cured within thirty (30) days after written notice is provided to Employee of such material breach;

         (iii) the continued failure or refusal of the Employee to perform the material duties reasonably required of him as President, Imax Enterprises / Executive Vice President, Imax Ltd which is not cured within thirty (30) days after written notice is provided to Employee of such failure or refusal;

         (iv) any material violation by the Employee of any Canadian or United States federal, provincial, state or local law or regulation applicable to the business of the Company or Imax of which the Employee is not exonerated, which violation is injurious to the financial condition or business reputation of the Company or Imax, or the Employee's conviction of a felony, indictment for an offense for which he is not pardoned or in any way cleared, or any perpetration by the Employee of a common law fraud;

         (v) any other action by the Employee which is both: (i) outside of the normal or ordinary course of his business activities and
                  (ii) not taken upon the advice of Company internal or external counsel, which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or Imax, or which results in a material violation by the Company or Imax of any Canadian or United States federal, provincial, state or local law or regulation applicable to the business of the Company or Imax, which violation is injurious to the financial condition or business reputation of the Company or Imax.





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                                      -8-

5.       DEATH OR DISABILITY

         In the event of termination of employment by reason of death or Permanent Disability (as hereinafter defined), the Employee (or his estate, as applicable) shall be paid the Termination Payment then due to be paid within 30 days of the date of such termination of employment. Both the employment of the Employee and the entitlement of the Employee to be paid amounts under Section 4.1.1, in respect of the Severance Period, shall terminate immediately and without notice upon his death or upon his Permanent Disability (as hereinafter defined), provided that Employee (or his estate, as applicable) continues to receive (Company-provided) life and/or disability benefits. Any benefits thereafter shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Employee that prevents the normal performance of substantially all his duties under this Agreement as an employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days. The parties agree that such Permanent Disability cannot be accommodated short of undue hardship.

6.       MITIGATION

         The Employee shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or remunerative activity; provided, however, that if the Employee does obtain other employment or remunerative activity (subject to Section 7.2), then any Base Pay and Minimum Bonus Amount payable under Section 4.1.1. after the date he begins such other employment or remunerative activity will be reduced by the amount of fifty percent (50%) of the Employee's remuneration (the "Mitigation Amount") from such other employment or other activity during the Severance Period (whether paid to the Employee or deferred during such period), which Mitigation Amount shall under no circumstances reduce the Employee's payment by the Company during the Severance Period to less than fifty percent (50%) of the Base Salary and Minimum Bonus Amount payable after the date he begins such other employment or remunerative activity. The Employee shall be required as a condition of any payment under Section 4.1.1 (other than the Termination Payment) promptly to disclose to the Company any such employment or remunerative compensation.





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                                      -9-

7.       NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION

7.1 Non-solicitation. For so long as the Employee is employed by the Company or receiving payment hereunder and continuing for two years thereafter, notwithstanding whether the Employee's employment is terminated with or without Cause or whether the Employee resigns, the Employee shall not, without the prior written consent of the Company and Imax, directly or indirectly, for the Employee's own benefit or the benefit of any other person, whether as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than the Company or Imax solicit or endeavour to entice away from Imax, any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or consultant of, the Company and/or Imax, excepting solely the Employee's secretary at the time of the termination of the Employee's employment, or his resignation. The Employee confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.2 Non-Competition For so long as the Employee is employed by the Company or receiving payment hereunder and continuing for a period of two years after the date of the termination of the employment of the Employee with the Company, notwithstanding whether the Employee's employment is terminated with or without Cause or whether the Employee resigns, the Employee shall not, without the prior written consent of the Company and Imax, directly or indirectly anywhere within Canada, the United States, Europe or Asia, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than
Imax: (x) solicit, endeavour to entice away or gain the custom of, canvass or interfere in the Company's and/or Imax's relationship with any person or entity who is, or was within the then most recent 12-month period, a supplier, customer or client (or, at the time of termination of Employee's employment, reasonably anticipated to become a supplier, customer or client) of the Company and/or Imax and with whom the Employee had dealings during his employment with the Company; or (y) render any service to or in any way be affiliated with a Competitor of Imax. A "Competitor" of Imax shall be defined for these purposes as any person or entity which is either: (i) primarily engaged or reasonably anticipated to become primarily engaged in the Business, or (ii) engaged in, or reasonably anticipated to become engaged in the Business, though not primarily, -- but then only if the Employee would be directly and materially involved in the Business. "Business" shall be defined for these purposes as designing or supplying large format theatres, designing or distributing projection or sound systems for large format theatres, designing or supplying motion simulation attractions, producing or distributing films specifically for large format theatres or motion simulation attractions or designing, supplying, marketing, manufacturing or otherwise offering for sale or purchase image capture, post capture image processing or projection display systems, including but not limited to, in connection with the "electronic cinema" projector or "digital cinema" projector business. The Employee confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.3 Confidentiality. The Employee covenants and agrees with Imax that he will not at any time during employment hereunder or thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Co-Chief Executive Officers of the Company, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with Imax. The term "confidential information" includes information not previously disclosed to the public or to the trade by Imax's management, or otherwise in the public domain, with respect to Imax's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which Imax operates other than as a result of disclosure by the Employee in violation of his agreements under this Section 7.3, or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Employee confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.4 Exclusive Property. The Employee confirms that all confidential information is and shall remain the exclusive property of Imax. All business records, papers and documents regardless of the form of their records kept or made by Employee relating to the business of Imax shall be and remain the property of Imax, and shall be promptly returned by the Employee to Imax upon any termination of employment.

7.5 Injunctive Relief. Without intending to limit the remedies available to Imax, the Employee acknowledges that a material breach of any of the covenants contained in Article 7 will result in material and irreparable injury to Imax for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Imax shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining the Employee from engaging in activities prohibited by Article 7 or such other relief as may be required specifically to enforce any of the covenants in
Article 7. If for any reason it is held that the restrictions under Article 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in Article 7 as will render such restrictions valid and enforceable.

7.6 Representation. The Employee represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party which would in any manner restrict or limit his ability to render the services required of him hereunder. The Company represents and warrants that this Agreement (specifically Section 2.3) and the Option Agreement are valid and enforceable.



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                                      -11-

7.7 Indemnification. The Company shall indemnify and hold harmless the Employee and Josara to the fullest extent permitted by law against all costs (including reasonable attorneys' fees) incurred or sustained by either of them in connection with any action, suit or proceeding to which Employee and/or Josara may be made a party by reason of their being an employee, officer, director, consultant or adviser of Imax, except in connection with Employee/Josara's: (i) gross misconduct, (ii) fraud, and/or (iii) conduct outside of the normal or ordinary course of their business activities, and then only if not taken upon the advice of Company internal or external counsel or with the knowledge of the Company's Board of Directors and/or Co-Chief Executive Officers.

8.       MISCELLANEOUS

8.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows:


To the Company:            Imax Ltd.
                           2525 Speakman Drive
                           Mississauga,  Ontario
                           L5K 1B1

                           Telecopier No:         (905) 403-6468
                           Attention:             Legal Department

To Imax:                   Imax Corporation
                           2525 Speakman Drive
                           Mississauga,  Ontario
                           L5K 1B1

                           Telecopier No:         (905) 403-6468
                           Attention:             Legal Department

To the Employee:

                           Richard Intrator
                           69 Indian Hill Road
                           Mount Kisco, NY  19549

with a copy to:            Whitman, Breed, Abbot & Morgan
                           200 Park Avenue
                           New York, NY  10166
                           Attn. Sander Ross, Esq.


or to such other addresses as the parties may designate in writing. All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt or (ii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that Sections 4, 5, 6 and 7 shall survive the termination of this Agreement.

8.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of the Company and Imax, if any are permitted by law and provided that the Company and Imax and its assignee shall each remain liable to the Employee in the event of any assignment, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee. The Employee expressly agrees that each of Imax and the Company may assign any of its rights, interest or obligations hereunder to any affiliate of either of them without the consent of the Employee; provided, however, that no such assignment shall relieve the assignor of any of its obligations hereunder.

8.4 Entire Agreement: Amendment. This Agreement, together with the Josara Agreement (per Sec. 2.4), represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee. This Agreement may only be amended at any time by mutual written agreement of the parties hereto.

8.5 Withholding. The payment of any amount pursuant to this Agreement shall be subject to any applicable withholding and payroll taxes, and such other deductions as may be required under applicable law or the Company's employee benefit plans, if any.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the 17th day of March 01.



                                     IMAX LTD:

                                     By:     "Bradley J. Wechsler"
                                             --------------------------------
                                             Name: Bradley J. Wechsler
                                             Title: Co-Chief Executive Officer



                                     IMAX CORPORATION:

                                     By:     "Bradley J. Wechsler"
                                             ---------------------------------
                                             Name: Bradley J. Wechsler
                                             Title: Co-Chief Executive Officer








SIGNED, SEALED AND DELIVERED                EMPLOYEE:
in the presence of:


"Yasmin Best"                               "Richard Intrator"
- ---------------------------------           ---------------------------------
Witness                                     Richard Intrator